ASB Bancorp, Inc. Reports Financial Results for the Fourth Quarter and Full-Year of 2013

ASHEVILLE, N.C., Jan. 31, 2014 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today its unaudited preliminary operating results for the three months and year ended December 31, 2013. The Company reported net income of $360,000, or $0.08 per share, for the quarter ended December 31, 2013 compared to net income of $235,000, or $0.05 per share, for the same quarter of 2012. Net income totaled $1.5 million, or $0.31 per share, for the year ended December 31, 2013 compared to net income of $862,000, or $0.17 per share, for the year ended December 31, 2012.

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Suzanne S. DeFerie, President and Chief Executive Officer, commented: "Our 2013 results reflected important progress we have made towards improving asset quality, complemented by sizeable loan growth and increased earnings. We strengthened our balance sheet by reducing problem loans and grew core deposits to fund the increased lending activity we achieved in 2013. These actions contributed to a 2.79% net interest margin for the fourth quarter of 2013, a 20 basis point expansion over the Company's margin for the fourth quarter of 2012. We were particularly pleased with the Bank's 16% year-over-year growth in total loans, which reflected growth in all categories of commercial lending. The Bank will continue its focus on commercial loan growth in 2014."

Fourth Quarter Highlights

  Net income for the fourth quarter of 2013 was $360,000, or $0.08 per share, compared to $235,000, or $0.05 per share, for the fourth quarter of 2012. For the full-year periods, net income improved 68.7% to $1.5 million, or $0.31 per share, in 2013 compared to $862,000, or $0.17 per share, in 2012.
  Net interest margin improved to 2.79% for the fourth quarter of 2013, compared to 2.59% for the fourth quarter of 2012.
  Total loans increased $61.5 million, or 15.9%, to $449.2 million at December 31, 2013 and increased in each quarter of 2013.
  Nonperforming loans were $1.2 million at December 31, 2013, or 0.27% of total loans, representing the lowest level at the end of any quarter during 2013. The allowance for loan losses was 1.63% of total loans and 610.44% of nonperforming loans at December 31, 2013.
  Delinquent loans totaled $2.2 million, or 0.48% of total loans, at December 31, 2013, a decrease from $3.2 million, or 0.82% of total loans, at December 31, 2012.
  Nonperforming assets decreased $1.6 million to $15.4 million, or 2.10% of total assets, at December 31, 2013 from $17.0 million, or 2.27% of total assets, at September 30, 2013 and decreased $5.2 million from $20.6 million, or 2.74% of total assets, at December 31, 2012. The level of nonperforming assets improved in each quarter of 2013.
  Core deposits, or deposits excluding time deposits, increased $16.6 million to $405.7 million at December 31, 2013 from $389.1 million at December 31, 2012. Since December 31, 2012, noninterest-bearing deposits have increased $8.7 million, or 13.3%.
  As of December 31, 2013, the Company repurchased a total of 544,494 shares of common stock at an average price of $16.79 per share. On January 30, 2014, the Company's Board of Directors approved an additional 5% stock repurchase plan.
  Book value per share increased to $20.06 during the fourth quarter of 2013 from $19.69 at the end of the third quarter.
  Capital remains strong with consolidated regulatory capital ratios of 14.35% Tier 1 leverage capital, 24.14% Tier 1 risk-based capital and 25.39% total risk-based capital.

"Our vigilance in strengthening the Company's balance sheet led to improvement in key asset and loan quality ratios," explained DeFerie. "The Company's capital position and deposit base provided a solid foundation for funding loan growth in 2013. We feel we have entered 2014 with the resources necessary to support asset growth and to build shareholder value through increasing earnings."

Income Statement Analysis

Net Interest Income. Net interest income increased $155,000, or 3.3%, to $4.8 million for the fourth quarter of 2013 compared to $4.7 million for the fourth quarter of 2012. The net interest margin increased 20 basis points to 2.79% for the quarter ended December 31, 2013 compared to 2.59% for the quarter ended December 31, 2012. Interest expense decreased $346,000, or 26.6%, to $957,000 for the fourth quarter of 2013 compared to $1.3 million for the fourth quarter of 2012, primarily resulting from a 23 basis point decline in the average rate paid on interest-bearing liabilities coupled with a $15.8 million decrease in the average balance of total interest-bearing liabilities. Total interest and dividend income decreased $191,000, or 3.2%, to $5.8 million for the fourth quarter of 2013 compared to $6.0 million for the fourth quarter of 2012, primarily resulting from a $61.3 million decrease in the average balance of mortgage-backed and related securities, a 21 basis point reduction in the average yield on loans, and a 44 basis point reduction in the average yield on mortgage-backed and similar securities, which were partially offset by a $34.1 million increase in average loan balances and an 89 basis point increase in the average yield on other investment securities.

Net interest income increased $258,000, or 1.4%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012, primarily due to the decrease in interest expense on deposits exceeding the decrease in interest and dividend income on securities. Total interest expense decreased $2.3 million, or 35.4%, during the year ended December 31, 2013, primarily resulting from a 33 basis point decrease in the rates paid on interest-bearing deposits as well as a decrease of $23.7 million, or 4.4%, in the average balances of interest-bearing deposits, reflecting a decline in average certificates of deposit that was partially offset by growth in average balances of NOW, money market, and savings accounts. The Company continued its focus on core deposit growth, from which it excludes certificates of deposit. The lower cost of total interest-bearing liabilities, a decrease of 34 basis points during 2013, includes a decrease of $9.3 million in the average balances of Federal Home Loan Bank advances and overnight and short-term borrowings for the year ended December 31, 2013, primarily due to the repayment of $10.0 million in FHLB advances during the fourth quarter of 2012. DeFerie noted that the Bank has worked diligently to manage interest rate expense, while positioning its loan portfolio to benefit from a rising-rate environment. She added that as the bank's significant legacy FHLB borrowings mature, margins are likely to show the resulting positive impact. Total interest and dividend income decreased $2.0 million, or 8.2%, during the year ended December 31, 2013. Loan interest income decreased $495,000, or 2.5%, during the year ended December 31, 2013, primarily due to a 15 basis point decrease in the yield earned on loans during 2013. Income from securities decreased by $1.5 million, primarily due to a decrease in the yield earned on mortgage-backed and similar securities of 67 basis points, which was partially offset by an increase of 87 basis points on other investment securities. The average balance of mortgage-backed and related securities decreased $32.7 million during 2013, and the average balance of other investment securities decreased $5.2 million, primarily due to the sale of securities to fund loan growth.

Noninterest income. Noninterest income decreased $1.3 million, or 43.0%, to $1.8 million for the three months ended December 31, 2013 compared to $3.1 million for the three months ended December 31, 2012, primarily due to decreases of $1.5 million in gains from sales of investment securities and $298,000 in gains from sales of residential mortgage loans, which were partially offset by an increase of $441,000 in gains on the sale of foreclosed properties.

During the year ended December 31, 2013, total noninterest income decreased $1.5 million, or 15.0%, to $8.0 million compared to $9.5 million for the year ended December 31, 2012. The decrease in noninterest income was primarily the result of a $2.3 million decrease in gains realized from sales of investment securities, resulting from sales of fewer securities at smaller net gains to fund loan growth. The remaining increase in noninterest income of $898,000 primarily related to increases of $506,000 in gains on sales of foreclosed properties, $189,000 in other income from an investment in a small business investment company, $188,000 in mortgage banking income, $156,000 in income from leased foreclosed properties, and $147,000 in deposit and other service charge income, which were partially offset by decreases of $246,000 in income from debit card services and $42,000 in other miscellaneous income.

Noninterest Expenses. Noninterest expenses decreased $2.1 million, or 26.3%, to $6.0 million for the three months ended December 31, 2013 from $8.2 million for the three months ended December 31, 2012. The decrease was primarily attributable to decreases of $1.7 million for penalties on debt prepayments during the fourth quarter of 2012 and $732,000 in expenses related to foreclosed properties, which were partially offset by an increase of $264,000 in salaries and employee benefits. The decrease in expenses for foreclosed properties was primarily due to the decrease in loss provisions compared to the prior year.

Noninterest expenses increased $302,000, or 1.2%, to $25.4 million for the year ended December 31, 2013 compared to $25.1 million for the year ended December 31, 2012. The increase was primarily attributable to increases of $1.2 million in salaries and employee benefits, $809,000 in foreclosed property expenses, and $318,000 in other noninterest expenses, which were partially offset by a decrease of $1.7 million for debt prepayment penalties recorded in 2012. The increase in salaries and employee benefits was primarily due to increases of $1.0 million relating to the Company's equity incentive plan and $478,000 in employee compensation expenses, which were partially offset by a $499,000 one-time credit to pension expense resulting from the curtailment of benefits for future service. The increase in other noninterest expenses was primarily attributable to increased loan related expenses due to higher loan originations during 2013.

"We incurred significant foreclosure related expenses in 2013; however, we expect these expenses to decline as valuations stabilize and as other real estate owned is reduced in future periods," DeFerie explained. "The Bank's asset quality continues to improve and the potential of lowering expenses related to handling foreclosed properties could have a meaningful positive impact on earnings in the future."

Balance Sheet Review

Assets. Total assets decreased $16.3 million, or 2.2%, to $733.0 million at December 31, 2013 from $749.4 million at December 31, 2012. Investment securities decreased $53.8 million, or 22.1%, to $189.6 million at December 31, 2013 from $243.4 million at December 31, 2012, primarily due to the sale of investment securities to fund loan growth. DeFerie noted the decrease in the size of the Bank's investment portfolio inherently reduced mark-to-market risk in a rising interest rate environment. Loans receivable, net of deferred fees, increased $61.5 million, or 15.9%, to $449.2 million at December 31, 2013 from $387.7 million at December 31, 2012 as new loan originations exceeded loan repayments, prepayments, and foreclosures. Of the $61.5 million increase in loans receivable at December 31, 2013, $43.6 million were in commercial mortgages that were at fixed rates, the majority of which carry 5-year to 7-year calls allowing for re-pricing opportunities.

During the year ended December 31, 2013, the Bank grew its commercial real estate portfolio from approximately $138.8 million to $172.0 million, its commercial construction loan portfolio increased from $5.2 million to $15.6 million, and its commercial and industrial lending grew from $11.1 million to $14.8 million. "Loan growth reflected the Bank's diligent focus on business outreach initiatives, supported by visible improvement in the area's business and economic conditions," DeFerie explained.

Liabilities. Total liabilities decreased $5.9 million to $631.9 million at December 31, 2013 compared to $637.8 million at December 31, 2012. Total deposits decreased $5.5 million, or 1.0%, to $572.8 million at December 31, 2013 from $578.3 million at December 31, 2012. Core deposits, which exclude certificates of deposit, increased $16.6 million, or 4.3%, to $405.7 million at December 31, 2013 from $389.1 million at December 31, 2012 as a result of the Company's continued focus on increasing these types of deposits. Certificates of deposit decreased $22.1 million, or 11.7%, to $167.1 million at December 31, 2013 compared to $189.2 million at December 31, 2012. Noninterest-bearing deposits increased $8.7 million, or 13.3%, to $74.0 million at December 31, 2013, compared to $65.3 million at December 31, 2012.

"We believe Asheville Savings Bank offers our market a unique blend of business banking capabilities and personalized community bank service. Our focus on creating a full relationship with clients has enhanced our value proposition and contributed to growth in business services and deposit activities. For instance, we feel an increase in commercial checking deposits from $61.1 million to $70.4 million in 2013 reflects the complementary nature of our business banking strategy," DeFerie explained.

Asset Quality

Provision for Loan Losses. The provision for loan losses was a provision expense of $54,000 for the fourth quarter of 2013 compared to a recovery of loan losses of $(733,000) for the fourth quarter of 2012. The recovery of loan losses for the fourth quarter of 2012 resulted from a reduction in the Bank's general loan loss reserves related to its historical loss rates from certain high risk commercial construction and land development loans and from commercial real estate loan participations purchased, both of which had no current unimpaired balances. The allowance for loan losses totaled $7.3 million, or 1.63% of total loans, at December 31, 2013 compared to $8.5 million, or 2.20% of total loans, at December 31, 2012. The Company charged off $352,000 in loans during the fourth quarter of 2013 compared to $995,000 during the same quarter of 2012.

Loan losses of $(681,000) were recovered for the year ended December 31, 2013 compared to a provision expense of $1.7 million for the year ended December 31, 2012. The significant decrease in the provision was primarily supported by declines in the Bank's trailing three-year loss history and recent trends of substantially improved levels of delinquent and nonperforming loans used to estimate general loan loss reserves. Net loan charge-offs decreased $3.3 million to $525,000 for the year ended December 31, 2013 from $3.8 million for the year ended December 31, 2012. DeFerie noted that ongoing trends reflecting declining credit delinquencies, nonaccruals and accruing past due loans have driven consistent reductions in nonperforming assets. "We feel our current loan underwriting should support continued strong asset quality as we focus on loan growth in 2014," she added.

Nonperforming Assets. Nonperforming assets decreased $5.1 million, or 25.0%, to $15.4 million, or 2.10% of total assets, at December 31, 2013, compared to $20.6 million, or 2.74%, of total assets, at December 31, 2012. Nonperforming assets included $1.2 million in nonperforming loans and $14.2 million in foreclosed real estate at December 31, 2013, compared to $1.2 million and $19.4 million, respectively, at December 31, 2012.

Foreclosed real estate at December 31, 2013 included eleven properties with a total carrying value of $14.2 million compared to 18 properties with a total carrying value of $19.4 million at December 31, 2012. During 2013, there were five new properties with an aggregate carrying value of $708,000 added to foreclosed real estate, while twelve properties with an aggregate carrying value of $4.1 million were sold. The Bank also added $1.8 million in loss provisions.

The Bank's largest foreclosed property resulted from a loan relationship that had an original purpose of constructing a mixed-use retail, commercial office, and residential condominium project located in western North Carolina. As a result of this foreclosure, the Bank acquired 44 of the 48 condominium units in the building. Following an additional write-down of approximately $630,000 on the loans secured by this collateral in the fourth quarter of 2012, the Bank recorded this foreclosed property in the amount of $9.8 million. During the year ended December 31, 2013, the Bank recorded additional write-downs totaling $1.6 million, which resulted in an adjusted recorded amount of $8.2 million at December 31, 2013.

Other Events

On January 30, 2014, the Company's Board of Directors approved a stock repurchase program whereby the Company may repurchase up to 5%, or 252,003 shares, of its outstanding common stock as and when deemed appropriate by management and under any plan that may be deployed in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

Outlook

The Company's capital ratios exceeded accepted regulatory standards for a well-capitalized institution, with a Tier 1 leverage ratio of 14.35%, a Tier 1 risk-based capital ratio of 24.14% and a total risk-based capital ratio of 25.39% at December 31, 2013. Book value per share was $20.06 per share at December 31, 2013 compared with $19.97 at December 31, 2012. Return on average assets was 0.19% and return on average equity was 1.37% for the year ended December 31, 2013 compared with ROAA of 0.11% and ROAE of 0.74% for the year ended December 31, 2012.

DeFerie concluded: "We believe important progress was made in 2013 to strengthen our balance sheet, reduce non-performing assets, and grow the Bank's loan portfolio to better position for the future. We feel there is opportunity to further improve the Company's operating results with increased efficiency. We are maintaining disciplined credit, underwriting and risk management practices, and continue our focus on reducing levels of nonperforming assets and other real estate owned.

"We are enthusiastic about the economic improvement and vitality we have seen throughout our market. We feel the Bank is well positioned to capitalize on opportunities that will support the momentum we developed during the past year."

Profile

The Bank is a North Carolina chartered stock savings bank offering traditional financial services through thirteen full-service banking centers located in Buncombe, Madison, McDowell, Henderson, and Transylvania counties in Western North Carolina. Originally chartered in 1936 and headquartered in Asheville, North Carolina, the Bank is locally managed with a focus on fostering strong relationships with its customers, its employees and the communities it serves. The Bank was recognized as a 2013 North Carolina Best Employer from Business North Carolina magazine and the 2013 #1 Best Bank and #1 Best Bank Services for Small Business from Mountain Xpress newspaper.

This news release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors described in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Financial Condition Data
(unaudited)
	December 31,
(dollars in thousands)	2013	2012	% change

Total assets	$ 733,035	$ 749,354	-2.2%
Cash and cash equivalents	52,791	47,390	11.4%
Investment securities	189,570	243,385	-22.1%
Loans receivable, net of deferred fees	449,234	387,721	15.9%
Allowance for loan losses	(7,307)	(8,513)	14.2%
Deposits	572,786	578,299	-1.0%
Core deposits	405,722	389,095	4.3%
FHLB advances	50,000	50,000	0.0%
Accounts payable and other liabilities	8,374	9,115	-8.1%
Total equity	101,088	111,529	-9.4%

Selected Operating Data
(unaudited)
	Three Months Ended			Year Ended
(dollars in thousands,	December 31,			December 31,
except per share data)	2013	2012	% change	2013	2012	% change

Interest and
dividend income	$ 5,776	$ 5,967	-3.2%	$ 22,952	$ 24,992	-8.2%
Interest expense	957	1,303	-26.6%	4,194	6,492	-35.4%
Net interest income	4,819	4,664	3.3%	18,758	18,500	1.4%
Provision for (recovery
of) loan losses	54	(733)	107.4%	(681)	1,700	-140.1%
Net interest income
after provision for
(recovery of) loan losses	4,765	5,397	-11.7%	19,439	16,800	15.7%
Noninterest income	1,756	3,083	-43.0%	8,034	9,456	-15.0%
Noninterest expenses	6,030	8,178	-26.3%	25,394	25,092	1.2%
Income before
income tax provision	491	302	62.6%	2,079	1,164	78.6%
Income tax
provision	131	67	95.5%	625	302	107.0%
Net income	$ 360	$ 235	53.2%	$ 1,454	$ 862	68.7%

Net income per share
Basic	$ 0.08	$ 0.05	60.0%	$ 0.31	$ 0.17	82.4%
Diluted	$ 0.08	$ 0.05	60.0%	$ 0.31	$ 0.17	82.4%
Weighted average shares
outstanding (1)
Basic	4,497,671	5,172,580		4,691,470	5,160,830
Diluted	4,542,024	5,172,580		4,698,997	5,160,830

Selected Average Balances and Yields/Costs
(unaudited)
	Three Months Ended December 31,
	2013		2012
	Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Cost	Balance	Cost

Interest-earning deposits with banks	$ 58,907	0.37%	$ 48,092	0.39%
Loans receivable	444,058	4.38%	409,925	4.59%
Investment securities (1)	60,688	3.24%	71,477	2.35%
Mortgage-backed and similar securities	134,340	1.23%	195,646	1.67%
Other interest-earning assets	3,131	3.04%	3,737	3.41%
Interest-bearing deposits	505,401	0.36%	514,353	0.56%
Federal Home Loan Bank advances	50,000	3.93%	56,848	4.01%

Interest rate spread		2.66%		2.39%
Net interest margin		2.79%		2.59%

	Year Ended December 31,
	2013		2012
	Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Cost	Balance	Cost

Interest-earning deposits with banks	$ 50,486	0.37%	$ 57,361	0.35%
Loans receivable	421,415	4.52%	418,569	4.67%
Investment securities (1)	65,072	3.06%	70,222	2.19%
Mortgage-backed and similar securities	166,324	1.26%	199,030	1.93%
Other interest-earning assets	3,199	2.56%	3,842	2.06%
Interest-bearing deposits	511,350	0.44%	535,084	0.77%
Federal Home Loan Bank advances	50,000	3.93%	59,208	4.03%

Interest rate spread		2.56%		2.28%
Net interest margin		2.72%		2.50%

(1) Yield on investment securities has been calculated on a tax-equivalent basis using a 34% federal marginal tax rate.

Selected Asset Quality Data
(unaudited)
	Three Months Ended		Year Ended
Allowance for Loan Losses	December 31,		December 31,
(in thousands)	2013	2012	2013	2012

Allowance for loan losses, beginning of period	$ 7,589	$ 10,220	$ 8,513	$ 10,627
Provision for (recovery of) loan losses	54	(733)	(681)	1,700
Charge-offs	(352)	(995)	(630)	(3,995)
Recoveries	16	21	105	181
Net charge-offs	(336)	(974)	(525)	(3,814)

Allowance for loan losses, end of period	$ 7,307	$ 8,513	$ 7,307	$ 8,513

Allowance for loan losses as a percent of:
Total loans	1.63%	2.20%	1.63%	2.20%
Total nonperforming loans	610.44%	739.62%	610.44%	739.62%

Nonperforming Assets
(unaudited)	December 31,
(dollars in thousands)	2013	2012	% change

Nonperforming Loans:
Nonaccruing Loans (1)
Commercial:
Commercial mortgage	$ 373	$ -	n/a
Commercial construction and land development	11	40	-72.5%
Commercial and industrial	139	114	21.9%
Total commercial	523	154	239.6%
Non-commercial:
Residential mortgage	549	808	-32.1%
Revolving mortgage	116	155	-25.2%
Consumer	9	34	-73.5%
Total non-commercial	674	997	-32.4%
Total nonaccruing loans (1)	1,197	1,151	4.0%

Total loans past due 90 or more days
and still accruing	-	-	0.0%

Total nonperforming loans	1,197	1,151	4.0%

Foreclosed real estate	14,233	19,411	-26.7%

Total nonperforming assets	15,430	20,562	-25.0%

Performing troubled debt restructurings (2)	5,255	5,065	3.8%
Performing troubled debt restructurings and
total nonperforming assets	$ 20,685	$ 25,627	-19.3%

Nonperforming loans as a percent of total loans	0.27%	0.30%
Nonperforming assets as a percent of total assets	2.10%	2.74%
Performing troubled debt restructurings and
total nonperforming assets to total assets	2.82%	3.42%
(1) Nonaccruing loans include nonaccruing troubled debt restructurings.
(2) Performing troubled debt restructurings exclude nonaccruing troubled debt restructurings.

Foreclosed Real Estate
(unaudited)		Year Ended December 31,
(dollars in thousands)		2013	2012

Beginning balance		$ 19,411	$ 8,125
Transfers from loans		708	17,464
Capitalized cost		39	22
Loss provisions		(1,846)	(1,308)
Net gain (loss) on sale of foreclosed properties		330	(176)
Net proceeds from sales of foreclosed properties		(4,409)	(4,716)
Ending balance		$ 14,233	$ 19,411

Foreclosed Real Estate by Loan Type	December 31,
(unaudited)	2013		2012
(dollars in thousands)	Number	Amount	Number	Amount

Commercial mortgage	-	$ -	2	$ 1,709
Commercial construction and land development	9	13,822	10	16,642
Residential mortgage	2	411	5	944
Residential construction and land development	-	-	1	116
Total	11	$ 14,233	18	$ 19,411

Selected Performance Ratios
(unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Return on average assets (1)	0.19%	0.12%	0.19%	0.11%
Return on average equity (1)	1.40%	0.82%	1.37%	0.74%
Interest rate spread (1)(2)	2.66%	2.39%	2.56%	2.28%
Net interest margin (1)(3)	2.79%	2.59%	2.72%	2.50%
Noninterest expense to average assets (1)	3.21%	4.26%	3.38%	3.21%
Efficiency ratio (4)	90.08%	104.48%	93.16%	89.08%
(1) Ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34%.
(3) Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34%.
(4) Represents noninterest expenses divided by the sum of net interest income, on a tax equivalent basis using a federal marginal tax rate of 34%, and noninterest income.

Quarterly Earnings Data
(unaudited)

	Three Month Periods Ended
(dollars in thousands,	December 31,	September 30,	June 30,	March 31,	December 31,
except per share data)	2013	2013	2013	2013	2012*

Income Statement Data:
Interest and dividend income	$ 5,776	$ 5,751	$ 5,679	$ 5,746	$ 5,967
Interest expense	957	1,021	1,099	1,117	1,303
Net interest income	4,819	4,730	4,580	4,629	4,664
Provision for (recovery of) loan losses	54	(863)	16	112	(733)
Net interest income after
provision for (recovery of) loan losses	4,765	5,593	4,564	4,517	5,397
Noninterest income	1,756	1,868	2,522	1,888	3,083
Noninterest expenses	6,030	6,503	7,541	5,320	8,178
Income (loss) before income
tax provision	491	958	(455)	1,085	302
Income tax provision (benefit)	131	398	(249)	345	67
Net income (loss)	$ 360	$ 560	$ (206)	$ 740	$ 235

Per Share Data:
Net income (loss) per share – Basic	$ 0.08	$ 0.12	$ (0.04)	$ 0.15	$ 0.05
Net income (loss) per share – Diluted	$ 0.08	$ 0.12	$ (0.04)	$ 0.15	$ 0.05
Book value per share	$ 20.06	$ 19.69	$ 19.65	$ 20.25	$ 19.97
Weighted average shares outstanding:
Basic	4,497,671	4,668,228	4,684,020	4,920,868	5,172,580
Diluted	4,542,024	4,700,725	4,684,020	4,921,066	5,172,580
Ending shares outstanding	5,040,057	5,223,823	5,284,323	5,305,323	5,584,551

Quarterly Financial Condition Data
(unaudited)
	As Of	As Of	As Of	As Of	As Of
	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2013	2013	2013	2013	2012**

Ending Balance Sheet Data:
Total assets	$ 733,035	$ 751,302	$ 752,634	$ 757,522	$ 749,354
Cash and cash equivalents	52,791	77,890	38,289	50,321	47,390
Investment securities	189,570	195,973	248,501	261,880	243,385
Loans receivable, net of deferred fees	449,234	429,778	417,790	395,540	387,721
Allowance for loan losses	(7,307)	(7,589)	(8,523)	(8,553)	(8,513)
Deposits	572,786	583,859	588,156	589,626	578,299
Core deposits	405,722	406,730	401,808	398,338	389,095
FHLB advances	50,000	50,000	50,000	50,000	50,000
Total equity	101,088	102,876	103,850	107,433	111,529

Regulatory Capital Ratios:
Tier 1 leverage capital	14.35%	14.45%	14.24%	14.36%	14.69%
Tier 1 risk-based capital	24.14%	24.73%	25.25%	27.42%	27.72%
Total risk-based capital	25.39%	25.99%	26.51%	28.69%	28.98%

Asset Quality:
Nonperforming loans	$ 1,197	$ 1,670	$ 1,544	$ 1,548	$ 1,151
Nonperforming assets	15,430	17,041	18,204	19,676	20,562
Nonperforming loans to total loans	0.27%	0.39%	0.37%	0.39%	0.30%
Nonperforming assets to total assets	2.10%	2.27%	2.42%	2.60%	2.74%
Allowance for loan losses	$ 7,307	$ 7,589	$ 8,523	$ 8,553	$ 8,513
Allowance for loan losses to total loans	1.63%	1.77%	2.04%	2.16%	2.20%
Allowance for loan losses to
nonperforming loans	610.44%	454.43%	552.01%	552.52%	739.62%
* Certain amounts in the prior years' financial statements have been reclassified to conform to the December 31,
2012 presentation. The reclassifications had no effect on net income or equity as previously reported.
** Ending balance sheet data as of December 31, 2012 were derived from audited consolidated financial statements.

Contact:
Suzanne S. DeFerie
Chief Executive Officer
(828) 254-7411